Filed pursuant to Rule 433

Registration No. 333-151522

MacroShares Major Metro Housing

IPO Auction running from April 28th - May 5th

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"Will be one of the most watched ETFs in history"

Bob Pisani – CNBC

Best Inventions of 2008

Time Magazine

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MacroShares Housing
The first time investors can participate in tradeable securities that track U.S. residential real estate prices. UMM (Up Major Metro Housing) will benefit from the upward price performance of US home prices and DMM (Down Major Metro Housing) will benefit from the downward price performance. Both are benchmarked to the S&P/Case-Shiller Composite-10 Home Price Index.

Offering

IPO auction will run from April 28th at 1:00 PM to May 5th at 1:00 PM (EST). UMM and DMM will be auctioned as an Initial Public Offering managed by WR Hambrecht + Co. The paired securities begin trading on NYSE Arca on Monday, May 11th.

MacroShares offer no credit risk

MacroShares are designed to only hold cash and U.S. Treasuries, unlike other products that hold futures or swaps or have issuer credit risk.

Participation

MacroShares Housing products UMM and DMM are offered to institutional and retail investors alike. All bids during the auction period will go through Placement Agents and Participating Dealers. Click here to learn more about the auction.

To view a presentation by famed economist Robert Shiller and MacroMarkets CEO Sam Masucci click here

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Call 888-9House5 or visit MacroMarkets.com to learn more or view the prospectuses.